UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 24, 2011

South American Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52156	98-0486676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3645 E. Main Street, Suite 119, Richmond, IN	47374
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (765) 356-9726

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2011 (the “Effective Date”), South American Gold Corp., a Nevada corporation (the “Corporation”) entered into a Consulting Agreement with Camilo Velasquez (“Velasquez”), and a Consulting Agreement with Brookville Enterprises, Inc. (“Brookville”) (collectively, the “Consulting Agreements”).  Each of the Consulting Agreements are materially the same.  The Consulting Agreements supersede and replace all prior compensatory agreements, understandings and commitments that previously existed between the respective parties to the Consulting Agreements.  Raymond DeMotte, the Corporation’s President and Chief Executive Officer, and a director of the Corporation, is the sole shareholder, officer, and director of Brookville.

Pursuant to the terms of the Consulting Agreements, Velasquez was retained to serve as the Corporation's Chief Financial Officer and Brookville was retained to serve as the Corporation's President and Chief Executive Officer.  As compensation for such services, Velasquez will receive a monthly fee of $6,000.00 and Brookville will receive an monthly fee of $7,000.00; provided, however, that each fee may be increased (but not decreased without the consultant's express written consent) at the discretion of the Board or Compensation Committee of the Board, to reflect, among other matters, cost of living increases and performance results.  In addition, Velasquez and Brookville will each be entitled to receive the standard benefits enjoyed by the Corporation's other top executives, and reimbursement for reasonable travel, professional memberships, lodging, entertainment, promotion and other ordinary and necessary business expenses.  The Consulting Agreements are for an initial term of one year and will be automatically be extended for an additional one-year period on each anniversary of the Effective Time (restoring the initial one-year term), unless terminated pursuant to the terms of the Consulting Agreements.

If the Consulting Agreements are terminated by the Corporation for a reason other than Cause, Death, or Disability (as defined in the Consulting Agreements) or by the consultant for Good Reason, the consultant will receive:

•	any earned but unpaid compensation for time worked;
•	any expense reimbursement payments for expenses incurred prior to termination; and
•	a lump-sum payment equal to the total compensation earned by consultant in the three months immediately prior to the date of termination

If the Consulting Agreements are terminated by the Corporation for Cause, by the consultant without Good Reason, or on account of the consultant’s death or disability, our sole obligation will be to pay any accrued obligations if the consultant has been with the Corporation less than twelve months, otherwise payments will be the same as if the Consulting Agreements had been terminated by the Corporation for a reason other than Cause, Death, or Disability, or by the consultant for Good Reason (as described above), unless by unanimous vote, the Compensation Committee elects under the circumstances to pay the three months compensation described above regardless of the time that the consultant has been with the Corporation.

“Cause” is defined as a termination by the Corporation based upon consultant’s:

•
Persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Corporation that would otherwise constitute Good Reason);

•	Willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Corporation that would otherwise constitute Good Reason);
•	Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;
•	Material breach of this Agreement; or
•	Failure to materially cooperate with or impeding an investigation authorized by the Board.

“Good Reason” is defined as a termination by the consultant based upon the occurrence of any of the following:

•	a material diminution in consultant’s position or title, or the assignment of duties to consultant that are materially inconsistent with consultant’s position or title;
•	a material diminution in consultant’s monthly base compensation or bonus opportunity;
•
within six (6) months immediately preceding or within one (1) year immediately following a Change in Control: (A) a material adverse change in consultant’s status, authority or responsibility; (B) a requirement that consultant report to a corporate officer or consultant instead of reporting directly to the Board; (C) a material diminution in the budget over which consultant has managing authority; or (D) a material change in the geographic location of consultant’s principal place of service with the Corporation; or

•	a material breach by the Corporation of any of its obligations under the Consulting Agreement.

The foregoing summary of the Consulting Agreements are qualified in their entirety by the full terms and conditions of the Consulting Agreements, a copy of which have been filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Consulting Agreement, dated as of June 24, 2011, by and between the Corporation and Camilo Velasquez
10.2	Consulting Agreement, dated as of June 24, 2011, by and between the Corporation and Brookville Enterprises Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 29, 2011

South American Gold Corp.

By:	/s/ Raymond DeMotte
Name:	Raymond DeMotte
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Agreement, dated as of June 24, 2011, by and between the Corporation and Camilo Velasquez

10.2	Consulting Agreement, dated as of June 24, 2011, by and between the Corporation and Brookville Enterprises Inc.